Exhibit 19

July 2025

REGIONS FINANCIAL CORPORATION
GENERAL POLICY ON INSIDER TRADING

I. PURPOSE

This General Policy on Insider Trading (this “Policy”) has been adopted to require individuals and entities employed by or associated with Regions Financial Corporation and/or its direct or indirect subsidiaries and affiliates (collectively, “Regions” or the “Company”) covered by the Policy understand their responsibilities whenever they are conducting certain securities transactions, so as to ensure individual and Company-wide compliance with insider trading law. This Policy is also intended to prevent both actual and perceived improper “insider” conduct on the part of anyone employed by or associated with the Company.

II. SCOPE

    A. Applicability to Individuals and Entities. This Policy applies to the following individuals (collectively, “Insiders”):
•The members of the Board of Directors of Regions or of Regions Bank (“Directors”);
•All associates of Regions, including Designated Insiders (defined below); and
•Advisors, consultants, contractors or other individuals who have a fiduciary duty to, or other relationship of, trust and confidence with Regions.

    This Policy also applies to the following individuals and entities (collectively, “Related Persons”):
•An Insider’s family members who reside with the Insider;
•Anyone else who lives in the Insider’s household (exclusive of tenants or employees);
•Any family members of the Insider who do not live in the Insider’s household but whose transactions in Company Securities (defined below) are directed by the Insider or are subject to the Insider’s influence or control; and
•Any entities that an Insider or an Insider’s family members control (including corporations, limited liability companies, partnerships and trusts).

Insiders are responsible for ensuring compliance with this Policy with regards to the transactions in Company Securities executed by their Related Persons. Therefore, the Insider should make his/her Related Persons aware of the need to confer with him/her before trading in Company Securities and should treat any such transactions as his/her own for purposes of this Policy.

In addition, the Company itself must comply with applicable securities laws with respect to its own securities trading activities, and will not effect transactions in respect of the Company Securities, or adopt any securities repurchase plans, when it is in possession of Material

Nonpublic Information concerning the Company, other than in compliance with applicable law, subject to the procedures adopted by the Company and attached as Exhibit A hereto, if applicable, and the prior approval of the Chief Legal Officer or the Chief Governance Officer.

    B. Applicability to Transactions. Except as otherwise provided herein, this Policy applies to any and all transactions in Company Securities. This Policy applies to Company Securities regardless of whether they are held in brokerage account, in a 401(k) or similar account, through an employee stock purchase plan, or otherwise.

III. DEFINITIONS

“Designated Insiders” include:
•All Section 16 Officers (defined below);
•Specially designated associates identified by the heads of each department, who by reason of his or her job responsibilities may routinely have access to Material Nonpublic Information (defined below); and
•Other individuals identified by criteria to be established by the Chief Legal Officer and/or Chief Governance Officer from time to time.

    A current list of Designated Insiders is maintained by the Chief Governance Officer’s group.

“Material Nonpublic Information” means information that is both “material” and “nonpublic.”

Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Any information that could be expected to affect the price of a company’s securities, whether positively or negatively, should be considered material. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•significant changes in the prospects or key performance indicators of the Company;
•projections of future earnings or losses, or other earnings guidance;
•earnings that are inconsistent with the consensus expectations of the investment community or previously issued guidance;
•a pending or proposed merger, acquisition or tender offer, joint ventures, restructurings     or dispositions;
•a change in dividend policy, the declaration of a stock split, or an offering of additional securities or share repurchase plans (or material deviations from share repurchase plans);
•changes in control of the Company or changes in the Board of Directors or     executive management;
•a significant disruption in the Company’s operations or loss, potential loss, breach, or unauthorized access of its property or assets, including its facilities and information/technological infrastructure;
•development of a significant new product or process;

•impending bankruptcy or the existence of severe liquidity problems as they may exist for the Company or one or more of its significant suppliers;
•material financial problems;
•significant reduction or expansion of operations;
•the gain or loss of a significant customer or supplier;
•execution or termination of significant contracts;
•new equity or debt offerings or significant borrowings;
•changes in debt ratings, or analyst upgrades or downgrades of the Company or one of     its securities;
•significant changes in accounting treatment, write-offs or effective tax rate;
•significant cyber security or data protection events and breaches; and
•significant litigation or regulatory investigations or mandates, or significant developments in litigation or regulatory proceedings, examinations, or reviews.

It can sometimes be difficult to know whether information would be considered material. If you are unsure whether information of which you are aware is material, before executing any trade, you should consult with your manager/department head or send an email to pretradeclearance@regions.com.

Information is considered “nonpublic” if it has not been disclosed broadly to the marketplace on a non-exclusionary basis, such as by press release or a filing made with the Securities and Exchange Commission (“SEC”), or if the investing public has not had time to fully absorb the information after it has been publicly disclosed. Disclosure of information through a press release or public filing does not necessarily and automatically mean that such information is considered publicly available, however. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until the end of the trading day1 following the day on which the information is released; accordingly, you should refrain from trading in Company Securities when in possession of such information until such time has passed. If, for example, Regions made a public announcement involving material information on a Monday, you should not trade in Company Securities until Wednesday. If such an announcement were made on a Friday, the following Tuesday generally would be the first appropriate trading day for trading in Company Securities.

“Section 16 Officers” includes certain designated officers, which currently includes the CEO and all CEO Direct Reports (i.e., those confirmed by the Board of Directors of the Company as the “executive officers” of Regions and Regions Bank, as that term is defined in 17 C.F.R. § 240.3b-7 and Regulation O (12 C.F.R. § 215.2(e)) from time to time) and the Chief Accounting Officer, who are or may become subject to obligations under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 10b-5 under the Exchange Act.

“Company Securities” include common stock, preferred stock, warrants, units, convertible notes or debentures, derivative securities such as options, and debt securities such as bonds and
1 For purposes of this Policy, the term “trading day” means any business day on which the New York Stock Exchange is open for trading.

notes which have been issued in the name of Regions Financial Corporation or Regions Bank and other rights or obligations to purchase or sell any of the foregoing.

    For purposes of this Policy, relevant trading activities and transactions in Company Securities include but are not limited to the purchase or sale of Company Securities; the sale of Company Securities acquired upon the exercise of stock options and other equity awards, including restricted stock units (RSUs) and performance stock units (PSUs); and all derivative transactions in Company Securities, including put options, call options, and short or forward sales.

IV. SPECIFIC GUIDANCE

    A. Generally Prohibited Activities.

        1. Trading in Company Securities While Aware of Material Nonpublic Information. This Policy prohibits any Insider who is aware of Material Nonpublic Information relating to the Company from engaging, either directly or through his/her Related Persons, in trading activity involving Company Securities (other than pursuant to a precleared trading plan that complies with Rule 10b5-1 under the Exchange Act and this Policy), recommending the purchase or sale of Company Securities, and engaging in any other action to take personal advantage of that Material Nonpublic Information.

2. Trading in Securities of Other Companies While Aware of Material Nonpublic Information. This Policy prohibits any Insider who, in the course of working for or being associated with Regions, learns of Material Nonpublic Information that is likely to affect the value of the securities of another company from trading, or recommending a trade, in that company’s or the competitor’s securities until the information is no longer Material Nonpublic Information (i.e., it becomes public or is no longer material to the company with which Regions does business or the competitor).

3. Disclosure of Material Nonpublic Information to Others. Insiders may not disclose Material Nonpublic Information to anyone within the Company whose job does not require them to possess said Material Nonpublic Information, nor may Insiders disclose Material Nonpublic Information to anyone outside Regions, including Related Persons and friends (commonly known as “tipping”). Consistent with this Policy, Insiders must safeguard the security of sensitive information regarding the Company and its customers and suppliers in accordance with any and all applicable information security and privacy policies of Regions. For more information about Insiders’ information security and privacy obligations, please see Regions’ Information Security Policy, Information Technology Asset Management Policy, Information Barriers Policy, Associate Investment Policy, and Privacy Policy. For special rules that apply to bank confidential supervisory information and other bank regulatory materials, please see Regions’ Confidential Supervisory Information Statement.

    4. Short-Term or Speculative Transactions in Company Securities. An Insider’s short-term trading of Company Securities may be distracting to the Insider and may unduly focus the Insider on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. The Company considers it improper and inappropriate for any Insider to engage in short-term or speculative transactions in Company Securities. Moreover, this Policy prohibits Insiders from engaging in any of the following transactions involving Company Securities:

        a. Short Sales. Short sales involve the sale of a security that the seller does not own, normally settled by the delivery of a security borrowed by or on behalf of the seller. Short sales of Company Securities evidence an expectation on the part of the seller that the Company Securities will decline in value and, therefore, signal to the market that the seller lacks confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. Section 16(c) of the Exchange Act even prohibits Section 16 Officers and Directors from engaging in short sales of Company Securities. For these reasons, short sales of Company Securities by any Insider are prohibited by this Policy.

            b. Publicly Traded Options and Other Derivative Securities. A publicly or exchange-traded option is a standardized contract to either buy (using a “call” option) or sell (using a “put” option) a set quantity of a specific financial product, on or before a predetermined date for a predetermined price. A transaction in options effected by an Insider in Company Securities is, in effect, a bet on the short-term movement of said Company Securities and, therefore, creates the appearance that the Insider is trading based on Material Nonpublic Information, particularly where the trading occurs before a Company announcement or major event. Accordingly, transactions in puts, calls or other derivative securities involving Company Securities, conducted on an exchange or in any other organized market, are prohibited by this Policy. This Policy does not pertain to employee stock options granted by the Company. Employee stock options cannot be traded. Option positions arising from certain types of hedging transactions are governed by subsection IV.A.4(c), “Hedging Transactions,” below.

        c. Hedging Transactions. A hedge is an investment position intended to offset potential losses or gains that may be incurred by a companion investment. Hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an individual to “lock in” much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the individual to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, individuals may no longer have the same objectives as the Company’s other shareholders. Therefore, Insiders may not engage in any such transactions using Company Securities.

        d. Margin Accounts and Pledges. Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or is otherwise not permitted to trade in Company Securities. Therefore, Insiders may not (1) purchase Company Securities on margin or hold them in a margin account, (2) borrow against any account in which Company Securities classified as equity securities are held, or (3) pledge Company Securities classified as equity securities as collateral for a loan.

5. Non-Disclosure Agreements. On occasion, Insiders may be asked to sign a Non-Disclosure Agreement (“NDA”) related to a specific proposed or pending transaction. Anyone signing such an NDA acknowledges that the subject matter of the NDA may constitute Material Nonpublic Information, and, therefore, an Insider who executes an NDA is restricted from trading in Company Securities while in possession of any such Material Nonpublic Information. Such Insider must continue to comply with this Policy and may not trade in Company Securities until the NDA’s subject matter is no longer Material Nonpublic Information (i.e., it becomes public or is no longer material to the Company).

6. Post-Termination Transactions. If an Insider is aware of Material Nonpublic Information relating to the Company at the time his or her employment or association with the Company is terminated, such Insider must continue to comply with this Policy and may not trade in Company Securities until that information is no longer Material Nonpublic Information (i.e., it becomes public or is no longer material to the Company).

7. No Exceptions. There are no exceptions to this Policy, even for transactions that are small or insignificant or that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure). The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve Regions’ reputation for adhering to the highest standards of conduct.

B. Blackout Periods.

1. Quarterly Blackouts. Designated Insiders, Directors and their Related Persons are prohibited from trading in Company Securities during quarterly blackout periods, which begin on the 15th day of the last month of each fiscal quarter and continue through the earlier of (1) the end of the next trading day after the financial results for that quarter are released to the public, or (2) as otherwise determined by the Chief Legal Officer or the Chief Governance Officer.

2. Event-Specific Blackouts. On occasion, Material Nonpublic Information may be pending which may necessitate the imposition of an event-specific blackout period on certain Insiders, during which the prohibitions set forth in this Policy will apply. The nature of such an event may require that the blackout period and its prohibitions be applied to associates who are not Designated Insiders. If such an event-specific blackout is necessary, Regions will notify any Insiders who are subject to such blackout of the blackout period’s commencement and anticipated conclusion. Insiders made aware of the existence of an event-specific blackout, whether or not they are subject to such blackout, should not disclose the existence of the blackout to any other individuals.

3. Notifications. The Chief Governance Officer will use reasonable efforts to remind Designated Insiders, and Insiders subject to an event-specific blackout, that they may not trade in Company Securities during the blackout period. The failure to designate or notify such Insiders will not relieve them of the obligations articulated in this Policy.

C. Mandatory Preclearance Procedures.

1. Designated Insiders. Designated Insiders (other than Section 16 Officers, who must comply with the preclearance procedures set forth in subsection IV.C.2 below) must obtain preclearance on behalf of themselves or their Related Persons prior to executing any proposed transaction in Company Securities (including stock plan transactions, such as transactions involving stocks acquired upon exercise of employee stock options and other equity awards, including restricted stock units (RSUs) and performance stock units (PSUs), a gift, or a contribution to a trust). If the Designated Insider’s Related Person wishing to trade in Company Securities is also a Regions associate, but not a Designated Insider him/herself, then the Designated Insider must still preclear any proposed transaction by such Related Person pursuant to this section. Requests for preclearance must be submitted in advance of the proposed transaction by sending an email to pretradeclearance@regions.com. The preclearance request should contain a description of the proposed transaction and confirmation that the Designated Insider (and their Related Person, if applicable) does not possess any Material Nonpublic Information. Upon receipt of such request, the Chief Legal Officer or the Chief Governance Officer will determine whether the transaction may proceed. Requests for preclearance of transactions to be initiated any later than 5:00 p.m. Central Time on the following trading day will not be precleared. Designated Insiders (or their Related Persons) may not proceed with any transaction in Company Securities until preclearance is received in writing from pretradeclearance@regions.com. Upon preclearance, the proposed transaction must be initiated by 5:00 p.m. Central Time on the following trading day. If the precleared transaction is not initiated by that time, a new preclearance approval must be obtained. The Company is under no obligation to approve a trade submitted for preclearance, or explain its rationale.

Any failure to obtain required preclearance as provided in this Policy will be referred to the Office of Associate Conduct for appropriate action.

2. Directors and Section 16 Officers. All Directors and Section 16 Officers, on behalf of themselves or their Related Persons, must obtain preclearance prior to the execution of a transaction involving Company Securities (including stock plan transactions, such as transactions involving an option exercise, a gift, or a contribution to a trust). In addition, all transfers of Company Securities, including transfers involving any change in the form of ownership or the manner in which ownership is recorded (including transfers into or out of joint ownership, a trust, or a custodial account) and transfers of Company Securities between brokerage accounts, even when not involving a change in the form of ownership, must similarly be precleared.

The preclearance request should be submitted to the Chief Legal Officer or the Chief Governance Officer reasonably in advance of the proposed transaction and should contain a description of the proposed transaction and confirmation that the Director or Section 16 Officer (and their Related Persons, if applicable) does not possess any Material Nonpublic Information. Based on this information, the Chief Legal Officer or the Chief Governance Officer, as applicable, will determine if the transaction may proceed and, if so, assist with complying with reporting requirements. The Director or Section 16 Officer (or his/her Related Persons, if applicable) may not proceed with any anticipated transaction in Company Securities until preclearance is received. Upon preclearance, the proposed transaction must be initiated by 5:00 p.m. Central Time on the following trading day. If the precleared transaction is not initiated by that time, a new preclearance approval must be obtained. The Company is under no obligation to approve a trade submitted for preclearance or explain its rationale.

3. Rule 10b5-1 Plans. Designated Insiders, Directors, or their Related Persons may not enter into or implement a trading plan under SEC Rule 10b5-1 (a “10b5-1 Plan”) at any time without first obtaining preclearance and approval from the Chief Legal Officer or the Chief Governance Officer. The Designated Insider, Director, or their Related Person cannot be in possession of Material Nonpublic Information when entering into a 10b5-1 Plan; furthermore, such parties will not be permitted to have multiple 10b5-1 Plans in effect at any time subject to certain exceptions as described in the Rule 10b5-1 Trading Plan Guidelines attached as Exhibit B hereto. Each 10b5-1 Plan must provide for delayed effectiveness after adoption or amendment as described in the Rule 10b5-1 Trading Plan Guidelines attached as Exhibit B hereto. Following initial approval of the 10b5-1 Plan, trades made pursuant to the 10b5-1 Plan will not require additional, separate preclearance. However, any amendment to or the suspension or termination of an approved 10b5-1 Plan requires preclearance. Transactions by Directors, Section 16 Officers and their Related Persons made pursuant to a 10b5-1 Plan need to be reported to the Chief Governance Officer and the Office of the Corporate Secretary on the same day as trade execution to ensure fulfillment of the necessary reporting obligations. For more information about SEC Rule 10b5-1 and 10b5-1 Plan requirements, please see the Rule 10b5-1 Trading Plan Guidelines attached as Exhibit B hereto.

4. Gifts. Bona fide2 gifting transactions of Company Securities by Designated Insiders or Directors must be precleared; upon obtaining such preclearance, a bona fide gift of Company Securities can only be effectuated (i) when the Designated Insider or Director is not in possession of Material Nonpublic Information and (ii) outside of a blackout period. A gift could have differing tax implications under various scenarios. Moreover, if a Designated Insider or Director has reason to know that their donee intends to sell the donated stock during the blackout period then in effect, questions could arise about the timing of the gift. Accordingly, the preclearance procedure will permit Designated Insiders or Directors and Regions to protect against any argument that Material Nonpublic Information was used to benefit Designated Insiders, Directors or their respective donee(s).

D. Additional Provisions Applicable to Directors and Section 16 Officers.

1. Other Limitations on Securities Transactions Applicable to Directors and Section 16 Officers. All Directors and Section 16 Officers shall review Other Limitations on Securities Transactions Applicable to Directors and Section 16 Officers attached as Exhibit C hereto, which summarizes the requirements applicable to them under relevant securities laws.

2. Reporting Obligations. Directors and Section 16 Officers are subject to more extensive rules and requirements on reporting by virtue of statutory provisions and the SEC’s regulations that apply specifically to them. Directors and Section 16 Officers have been provided detailed information regarding the applicable regulatory regime; furthermore, the Chief Legal Officer and the Chief Governance Officer are available to assist them with compliance. For information on reporting obligations and other applicable rules and restrictions, Directors and Section 16 Officers should refer to Other Limitations on Securities Transactions Applicable to Directors and Section 16 Officers attached Exhibit C hereto.

E. Transactions Excluded from this Policy.

1. Stock Option Exercises; Withholding Taxes. Except with respect to any Section 16 reporting obligations referenced in Section D.3, this Policy does not apply to:
(a)    the exercise of a stock option in Company Securities;
(b)    the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to pay the exercise price or to satisfy tax withholding requirements; or
(c)    the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of an equity award, e.g., restricted
2 A bona fide gift is a gratuitous transfer with donative intent, for which the donor receives nothing of value and that is not subject to any conditions.

stock units (RSUs) and performance stock units (PSUs), to satisfy the tax withholding requirements.

However, this Policy does apply to any sale of Company Securities as part of a broker-assisted cashless exercise of an option, or any other market sale of Company Securities for the purpose of generating the cash needed to pay the exercise price of an option.3

2. Regions 401(k) Plan (“401(k) Plan”). Except with respect to any Section 16 reporting obligations referenced in Section D.3, this Policy does not apply to:
(a)    automatic purchases of Company Securities in the 401(k) Plan resulting from the periodic contribution of money to the 401(k) Plan pursuant to your payroll deduction election or the Company match of that contribution; or
(b)    an election to change the dollar amount of your periodic contributions to the 401(k) Plan (e.g., increase your payroll deduction election from 7% to 8%).

However, this Policy does apply to certain elections made under the 401(k) Plan, including:
(a)    an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund;
(b)    an election to obtain a loan against a 401(k) Plan account if the loan will result in a liquidation of some or all of the Company stock fund balance;
(c)    an election to prepay a 401(k) Plan loan if the prepayment will result in allocation of loan proceeds to the Company stock fund;
(d)    an election to change the allocation of contributions among investment options, if the election will increase or decrease the amount of contributions that will be allocated to the Company stock fund; or
(e)    an initial election to sign up for, as well as future changes to, the automatic rebalancing feature of the 401(k) Plan if the rebalancing feature could increase or decrease the amount allocated to the Company stock fund.

3. Dividend Reinvestment Plan. Except with respect to any Section 16 reporting obligations referenced in Section D.3, this Policy does not apply to purchases of Company Securities under any dividend reinvestment plan resulting from reinvestment of dividends paid on Company Securities.

However, this Policy does apply to:
(a)    voluntary purchases of Company Securities resulting from additional contributions to a dividend reinvestment plan, and initial participation in a plan or an increase in the level of participation in a plan; or
3 If the strike price to exercise options is paid in cash with the intent to hold the stock, this Policy would not be applicable.

(b)    the sale of any Company Securities purchased pursuant to a dividend reinvestment plan.

4. Directors’ Deferred Investment Plan. This Policy does not apply to a Director’s authorization to defer Directors’ fees pursuant to the Directors’ Deferred Investment Plan.

V. POTENTIAL PENALTIES AND DISCIPLINARY SANCTIONS

A. Legal Consequences of Insider Trading Violations.

    1. Traders and Tippers. Insiders who trade in Company Securities based on Material Nonpublic Information, or communicate such Material Nonpublic Information to another person who later trades Company Securities based on the Material Nonpublic Information, are subject to both criminal and civil liability. Potential legal penalties include:
•A civil penalty of up to three times the profit gained or loss avoided as a result of the trade;
•A criminal fine of up to $5,000,000, regardless of profit gained or loss avoided; and
•A jail term of up to 20 years.

When an Insider communicates Material Nonpublic Information to another person who later trades Company Securities based on that Material Nonpublic Information, the Insider communicating the Material Nonpublic Information may be subject to the same penalties as the person who later trades on it, even if the Insider did not execute said trade him/herself and did not profit/avoid any losses as a result of the person’s trading activity, so long as the Insider receives a “personal benefit” from the disclosure.

2. Broader Liability. The Company and its supervisory personnel may also be held liable for illegal insider trading activities committed by Insiders:
•Any person who directly or indirectly controlled the Insider at the time of his/her insider trading violation may be assessed civil penalty of up to $1,000,000 or three times the profit gained or loss avoided as a result of the Insider’s violation, whichever is greater, if the controlling person (i) knew or should have known that the violation was likely and failed to prevent it, or (ii) failed to establish, maintain, or enforce this Policy in a way that substantially contributed to the violation; and
•Any willful violations of insider trading law, including a false statement in an SEC filing, may result in a criminal penalty of up to $25,000,000 against the Company or up to $5,000,000 in the case of an individual.

B. Failure to Comply with this Policy. Any failure to comply with this Policy may subject the Insider to disciplinary action, including dismissal for cause, whether or not the

Insider’s failure to comply results in a violation of law. Any violation of this Policy will be referred to the Office of Associate Conduct for assessment and appropriate action.

VI. MISCELLANEOUS

A. Company Assistance. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance by sending an email to pretradeclearance@regions.com. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual Insider. The Company does not assume any legal responsibility in this regard.

B. Reporting Violations. Associates have a responsibility to promptly report knowledge of or information regarding any violation or suspected violation of the law, any provision of the Regions Code of Business Conduct and Ethics, or other Regions policies or procedures, including this Policy, by an associate or vendor of the Company. To facilitate such reports, Regions has established a Report It! Hotline (1-888-270-5934) and the Report It! website at www.reportlineweb.com/Regions, both of which are available 24 hours a day, 7 days a week for associates to submit reports anonymously.

Associates may also report such violations directly to the Associate Conduct Officer at 1-800-846-6641, or anonymously through the mail by addressing a letter to:

Associate Conduct Officer
Regions Bank
P.O. Box 11007
Birmingham, AL 35288
Internal Mail code ALBH10703B

Regions does not permit retaliation of any kind for good-faith reports of ethical violations or misconduct of others. For more information about Regions’ policy to protect associates who make such good-faith reports, please see Regions’ No Retaliation Policy. All reports are investigated fully with prompt, effective, remedial action being taken when appropriate.

C. Annual Certification. All associates will be asked to certify upon completion of their mandatory annual Business Conduct and Ethics web-based training that they have read, agreed with, and remained in compliance with this Policy. Designated Insiders must also complete, from time to time, the Designated Insider web-based training.

D. Insider Trading Policies of Subsidiaries and Business Units. Certain subsidiaries or business units of Regions may have insider trading policies or practices that differ from this Policy. To the extent that such policies may be more restrictive or have additional restrictions not present in this Policy, any subsidiary or business units having such a policy must first incorporate this Policy as a starting point and then supplement its policy or practices with additional restrictions. It will be the obligation of any subsidiary or business unit having a separate policy or practices to ensure that its associates are adequately trained with respect to any additional restrictions.

Exhibit A

REGIONS FINANCIAL CORPORATION
PROCEDURES FOR COMPANY REPURCHASES
    These procedures govern repurchases of the Company’s equity securities (“Repurchases”) approved from time to time by the Board of Directors (the “Board”) of the Company to help ensure that such Repurchases are not made, or a share repurchase plan is not adopted, when the Company is in possession of Material Nonpublic Information concerning the Company. Capitalized terms used but not defined herein have the respective meanings given to them in the Company’s General Policy on Insider Trading.
1.General. No Repurchases may take place during a blackout period, including the quarterly blackout and event-specific blackout (each as described under the General Policy on Insider Trading), or when the Company is otherwise in possession of Material Nonpublic Information concerning the Company, other than Repurchases made pursuant to a share repurchase plan (a “Share Repurchase Plan”) that complies with Rule 10b5-1 under the Exchange Act or otherwise in compliance with applicable law.
2.Requirements for Share Repurchase Plans. Any Repurchases, or the adoption of a Share Repurchase Plan to effect Repurchases, shall be subject to prior written approval by the Chief Legal Officer or the Chief Governance Officer. The Chief Legal Officer or the Chief Governance Officer shall take such steps as they deem reasonably necessary to ascertain that the Company is not in possession of Material Nonpublic Information concerning the Company at the time of plan adoption, including but not limited to consulting with the Chief Executive Officer, the Chief Financial Officer and other members of senior management and/or legal counsel.
3.Recordkeeping. The Chief Governance Officer shall maintain a record of the communications referred to in these procedures in compliance with the Company’s recordkeeping practices.
4.Training. Insiders who are involved in the Company’s securities trading activities shall be provided training on the General Policy on Insider Trading and these procedures consistent with the Company’s training programs.
5.Modification or Waiver. These procedures may be modified, and specific requirements therein may be waived, subject to approval by the Chief Legal Officer or the Chief Governance Officer if he or she deems such modifications or waivers are appropriate based on particular facts and circumstances, and in compliance with applicable law.
6.Review and Amendments. These procedures must be reviewed periodically as determined by the Chief Legal Officer or the Chief Governance Officer. Any material amendments to these procedures shall require the approval of the Chief Legal Officer or the Chief Governance Officer.

Exhibit B

REGIONS FINANCIAL CORPORATION
RULE 10B5-1 TRADING PLAN GUIDELINES
    The following guidelines apply for any Rule 10b5-1 trading plan (a “10b5-1 Plan”) relating to the equity securities of the Company adopted by Covered Persons (as defined below). All 10b5-1 Plans entered into by a Covered Person and any amendment, suspension or termination must comply with Rule 10b5-1 of the Exchange Act, the Company’s General Policy on Insider Trading and other Company policies and must meet the following conditions. Capitalized terms used but not defined herein have the respective meanings given to them in the Company’s General Policy on Insider Trading.
Participants
    Company Directors, Designated Insiders and their Related Persons (each, a “Covered Person,” and collectively, “Covered Persons”) are eligible to adopt a 10b5-1 Plan.
Plan and Approval
    The 10b5-1 Plan must be in writing and signed by the Covered Person, and the Covered Person must provide a copy to the Company. The Company will keep a copy of each 10b5-1 Plan in its files. The form of each 10b5-1 Plan and any subsequent amendment, suspension or termination must be consistent with these guidelines. Each 10b5-1 Plan must be pre-approved by the Chief Legal Officer or the Chief Governance Officer prior to the adoption, amendment, suspension or termination of such plan. A 10b5-1 Plan must not permit a Covered Person to exercise any subsequent influence over how, when or whether to effect purchases or sales. Sales under a 10b5-1 Plan must be via an approved broker. The Covered Person must act in good faith with respect to a 10b5-1 Plan when the Plan is adopted and for the duration of the Plan, and must not enter into a 10b5-1 Plan as part of a plan or scheme to evade the prohibitions of Rule 10b-5. In addition, each 10b5-1 Plan must include a representation by the Covered Person certifying that (a) such person is not in possession of Material Nonpublic Information concerning the Company or its securities and (b) the 10b5-1 Plan is being adopted in good faith and not as part of a plan to evade the prohibitions of Rule 10b-5.
Timing and Term of Plan
    Each 10b5-1 Plan must be adopted (a) outside of a blackout period under the Company’s General Policy on Insider Trading and (b) when the Covered Person does not otherwise possess Material Nonpublic Information concerning the Company. Each 10b5-1 Plan must provide for delayed effectiveness after adoption or amendment (a “Cooling-Off Period”). For Covered

Persons who are directors or officers (“Covered D&Os”), each 10b5-1 Plan must specify that trades may not execute under the 10b5-1 Plan until the later of (a) 90 days after the date of adoption or amendment of the 10b5-1 Plan and (b) 2 business days following the Company’s filing of a quarterly or annual report covering the financial reporting period in which the 10b5-1 Plan was adopted or amended, but in no event later than 120 days after the date of adoption or amendment of the 10b5-1 Plan. For all other Covered Persons, each 10b5-1 Plan must specify that trades may not execute under the 10b5-1 Plan for a period of at least 30 days after the date of adoption or amendment of the 10b5-1 Plan.
Plan Specifications
    The 10b5-1 Plan must either (a) specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or (b) specify or set an objective formula or algorithm for determining the amount of stock to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold.
Amendment, Suspension and Termination
    Amendments, suspensions, and terminations of 10b5-1 Plans must be pre-approved by the Chief Legal Officer or the Chief Governance Officer. In addition, a Covered Person may voluntarily amend, suspend, or terminate a 10b5-1 Plan only (a) outside of a blackout period under the Company’s General Policy on Insider Trading and (b) when the Covered Person does not otherwise possess Material Nonpublic Information concerning the Company. Covered Persons may make amendments to 10b5-1 Plans without triggering a Cooling-Off Period so long as the amendment does not change the pricing provisions of the 10b5-1 Plan, the amount of securities covered under the 10b5-1 Plan or the timing of trades under the 10b5-1 Plan, or where a broker executing trades on behalf of the Covered Person is substituted by a different broker (so long as the purchase or sales instructions remain the same).
Mandatory Suspension
    Each 10b5-1 Plan must provide for suspension of trades under such plan if legal, regulatory or contractual restrictions are imposed on the Covered Person, or if these guidelines are amended, or other events occur, that would prohibit sales under such 10b5-1 Plan.
Results of Termination of a Plan
    If a Covered Person terminates a 10b5-1 Plan prior to its stated duration, such Covered Person may not trade in Company securities for a period of at least 30 days following such termination; provided, however, that any trades following such termination shall comply with the Company’s General Policy on Insider Trading. If an existing 10b5-1 Plan is terminated early and another 10b5-1 Plan is already in place, the first trade under the later-commencing plan must not be scheduled to occur until after the end of the effective Cooling-Off Period following the termination of the earlier 10b5-1 Plan.

Only One Plan in Effect at Any Time
    A Covered Person may have only one 10b5-1 Plan in effect at any time, except that a written, irrevocable election (an “Election”) by a Covered Person to sell a portion of shares as necessary to satisfy statutory tax withholding obligations arising solely from the vesting of compensatory awards (not including options) (“Sales to Cover”) is permitted even if not included in the directions in the Covered Person’s 10b5-1 Plan, provided that (a) the Election is made outside of a blackout period under the General Policy on Insider Trading, (b) at the time of the Election, the Covered Person is not aware of any Material Nonpublic Information concerning the Company or any securities of the Company, (c) the Sales to Cover are made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, (d) the Covered Person does not have, and will not attempt to exercise, authority, influence or control over any such Sales to Cover, and (e) the Election contains appropriate representations as to clauses (b)-(d).
    A Covered Person may adopt a new 10b5-1 Plan to replace an existing 10b5-1 Plan before the scheduled termination date of such existing 10b5-1 Plan, so long as the first scheduled trade under the new 10b5-1 Plan does not occur until after all trades under the existing 10b5-1 Plan are completed or expire without execution (subject to any Cooling-Off Periods), and otherwise complies with the guidelines regarding the first trade described above. A series of separate contracts with different brokers to execute trades under a 10b5-1 Plan may be treated as a single plan, provided the contracts as a whole meet the conditions under Rule 10b5-1, and provided further that any amendment of one contract is treated as an amendment of all of the contracts under the plan.
Limitation on Single-Trade Arrangements
    In any 12-month period, a Covered Person is limited to one “single-trade plan” — one designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction. The following do not constitute single-trade plans: (a) a 10b5-1 Plan that gives discretion to an agent over whether to execute the 10b5-1 Plan as a single transaction or that provides the agent’s future acts depend on facts not known at the time the 10b5-1 Plan’s adoption and might reasonably result in multiple transactions and (b) Sales to Cover.
No Hedging
    As described in the General Policy on Insider Trading, individuals subject to the policy are prohibited from engaging in any hedging or similar transactions designed to decrease the risks associated with holding Company securities. Further to this end, a Covered Person adopting a 10b5-1 Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the 10b5-1 Plan and must agree not to enter into any such transaction while the 10b5-1 Plan is in effect.
Compliance with Rule 144

    All sales made under a 10b5-1 Plan must be made in reliance on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) and may not be made pursuant to a registration statement. To the extent that sales made under a 10b5-1 Plan are made pursuant to Rule 144 under the Securities Act, such 10b5-1 Plan must provide for specific procedures to comply with Rule 144, including the filing of Forms 144.
Broker Obligation to Provide Notice of Trades
    Each 10b5-1 Plan entered into by a person subject to Section 16 filing requirements must provide that the broker will provide notice of any trades under the 10b5-1 Plan to the Covered Person in sufficient time to allow for the Covered Person to make timely filings under the Exchange Act.
Covered Person Obligation to Make Exchange Act Filings and Company Disclosures
    Each 10b5-1 Plan must contain an explicit acknowledgement by such Covered Person that all filings required by the Exchange Act, as a result of or in connection with trades under such 10b5-1 Plan, are the sole obligation of such Covered Person and not the Company. The Company will also disclose in its quarterly and annual reports the material terms of the 10b5-1 Plans adopted or terminated (which includes modifications) by Covered D&Os, as required by the Securities and Exchange Commission’s rules, including the identity of the person, the date of adoption or termination, the duration of the trading arrangement and the aggregate number of securities under the 10b5-1 Plan.
Required Footnote Disclosure
    Covered Persons must footnote trades disclosed on Forms 4 and Forms 144 to indicate that the trades were made pursuant to a 10b5-1 Plan.

Exhibit C

REGIONS FINANCIAL CORPORATION
OTHER LIMITATIONS ON SECURITIES TRANSACTIONS
APPLICABLE TO DIRECTORS AND SECTION 16 OFFICERS

These additional limitations apply to Directors and Section 16 Officers in addition to the restrictions and requirements under the Company’s General Policy on Insider Trading. Capitalized terms used but not defined herein have the respective meanings given to them in the Company’s General Policy on Insider Trading.

Public Resales – Rule 144

The U.S. Securities Act of 1933, as amended (the “Securities Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales by directors, officers and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.

The exemption in Rule 144 may only be relied upon if certain conditions are met. Application of the rule is complex and Company Directors and Section 16 Officers should not make a sale of Company Securities in reliance on Rule 144 without obtaining the approval of the Chief Legal Officer or the Chief Governance Officer, who may require the Director or Section 16 Officer to obtain an outside legal opinion satisfactory to the Chief Legal Officer or the Chief Governance Officer, as applicable, concluding that the proposed sale qualifies for the Rule 144 exemption.

1.    Holding Period. Restricted securities issued by the Company, a reporting company (i.e., a company that has been subject to the SEC’s reporting requirements for at least 90 days), must be held and fully paid for a period of six months prior to their sale. The holding period requirement does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act. Generally, if the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the holding period has been satisfied.

2.    Current Public Information. Current information about the Company must be publicly available before the sale can be made. The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement. If the seller is not an affiliate of the

Company issuing the securities (and has not been an affiliate for at least three months) and one year has passed since the securities were acquired from the issuer or an affiliate of the issuer (whichever is later), the seller can sell the securities without regard to the current public information requirement.

Rule 144 also imposes the following additional conditions on sales by Directors and Section 16 Officers who are “affiliates.” A person or entity is considered an “affiliate,” and therefore subject to these additional conditions, if it is currently an affiliate or has been an affiliate within the previous three months:

3.    Volume Limitations. The amount of debt securities that can be sold by an affiliate and by certain persons associated with the affiliate during any three-month period cannot exceed 10% of a tranche (or class when the securities are non-participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate. The amount of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker.

4.    Manner of Sale. Equity securities held by affiliates must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions.

5.    Notice of Sale. An affiliate seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000. See “Filing Requirements.”

Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift, subject to the terms of the Company’s General Policy on Insider Trading and in compliance with applicable law. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor, depending on the circumstances.

Disgorgement of Profits on Short-Swing Transactions – Section 16(b)

Section 16 of the Exchange Act applies to Directors and Section 16 Officers. The section is intended to deter such persons from misusing confidential information about the Company for personal trading gain. Section 16(a) requires Directors and Section 16 Officers to publicly disclose any changes in their beneficial ownership of the Company’s equity securities (see “Filing Requirements”, below). Section 16(b) requires Directors and Section 16 Officers to disgorge to the Company any “profit” resulting from “short-swing” trades, as discussed more fully below. Section 16(c) effectively prohibits Directors and Section 16 Officers from engaging in short sales.

Under Section 16(b), any profit realized by a Director or Section 16 Officer on a “short-swing” transaction (i.e., a purchase and sale, or sale and purchase, of the Company’s equity securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a stockholder acting on its behalf. By law, the Company cannot waive or release any claim it may have under Section 16(b), or enter into an enforceable agreement to provide indemnification for amounts recovered under the section.

Liability under Section 16(b) is imposed in a mechanical fashion without regard to whether the Director or Section 16 Officer intended to violate the section. Good faith, therefore, is generally not a defense. All that is necessary for a successful claim is to show that the Director or Section 16 Officer realized “profits” on a short-swing transaction; however, profit, for this purpose, is calculated as the difference between the sale price and the purchase price in the matching transactions, and may be unrelated to the actual gain on the shares sold. When computing recoverable profits on multiple purchases and sales within a six month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible for a Director or Section 16 Officer to sustain a net loss on a series of transactions while having recoverable profits.

The terms “purchase” and “sale” are construed under Section 16(b) to cover a broad range of transactions, including acquisitions and dispositions in tender offers, certain corporate reorganizations and transactions in convertible or derivative securities (such as stock options and stock appreciation rights). Moreover, purchases and sales by a Director or Section 16 Officer may be matched with transactions by any person (such as certain family members or a family trust) whose securities are deemed to be beneficially owned by the Director or Section 16 Officer.

The Section 16 rules are complicated and present ample opportunity for inadvertent error. To avoid unnecessary costs and potential embarrassment for Directors, Section 16 Officers and the Company, Directors and Section 16 Officers are strongly urged to consult with the Company’s Chief Legal Officer or Chief Governance Officer, prior to engaging in any transaction or other transfer of Company equity securities regarding the potential applicability of Section 16(b).

Filing Requirements

1.    Form 3, 4 and 5. Under Section 16(a) of the 1934 Act, Directors and Section 16 Officers must file with the SEC public reports disclosing their holdings of and transactions involving, the Company’s equity securities. An initial report on Form 3 must be filed by every Director and Section 16 Officer within 10 days after election or appointment disclosing all equity securities of the Company beneficially owned by the reporting person on the date he or she became a Director or Section 16 Officer. Even if no securities were owned on that date, the Director or Section 16 Officer must file a report. Any subsequent change in the nature or amount of beneficial ownership by the Director or Section 16 Officer must be reported on Form 4 and filed by the end of the second business day following the date of the transaction. The Form 4 filing requirement and filing deadline also applies to any donation or gift of company equity securities by the Director or Section 16 Officer, regardless of the recipient. Certain exempt transactions may be reported on Form 5 within 45 days after the end of the fiscal year. The fact that a Director’s or Section 16 Officer’s transactions during the month resulted in no net change, or the fact that no securities were owned after the transactions were completed, does not provide a basis for failing to report.

All changes in the amount or the form (i.e., direct or indirect) of beneficial ownership (not just purchases and sales) must be reported. Thus, such transactions as gifts ordinarily are reportable. Moreover, a Director or Section 16 Officer who has ceased to be a Director or Section 16 Officer must report any transactions after termination which occurred within six months of a transaction that occurred while the person was a Director or Section 16 Officer. Form 4 also must reflect the Director’s or Section 16 Officer’s holdings immediately after the reported transaction, so it is important to maintain an accurate account of the Director’s or Section 16 Officer’s holdings over time.

The reports under Section 16(a) are intended to cover all securities beneficially owned either directly by the Director or Section 16 Officer or indirectly through others. A Director or Section 16 Officer is considered the direct owner of all Company equity securities held in his or her own name or held jointly with others. A Director or Section 16 Officer is considered the indirect owner of any securities from which he or she obtains benefits substantially equivalent to those of ownership. Thus, equity securities of the Company beneficially owned through partnerships, corporations, trusts, estates and by family members generally are subject to reporting. Absent countervailing facts, a Director or Section 16 Officer is presumed to be the beneficial owner of securities held by his or her spouse and other family members sharing the same household. But a Director or Section 16 Officer is free to disclaim beneficial ownership of these or any other securities being reported if the Director or Section 16 Officer believes there is a reasonable basis for doing so.

It is important that reports under Section 16(a) be prepared properly and filed on a timely basis. The reports must be received at the SEC by the filing deadline. There is no provision for an extension of the filing deadlines, and the SEC can take enforcement action against Directors and Section 16 Officers who do not comply fully with the filing requirements. In addition, the Company is required to disclose in its annual proxy statement the names of Directors and Section 16 Officers who failed to file Section 16(a) reports properly during the fiscal year, along with the particulars of such instances of noncompliance. Accordingly, all Directors and Section 16 Officers must notify the Company’s Chief Legal Officer or Chief Governance Officer, prior to any transactions or changes in their or their family members’ beneficial ownership involving Company Securities and are strongly encouraged to avail themselves of the assistance available from the Chief Legal Officer’s or Chief Governance Officer’s office in satisfying the reporting requirements.

2.    Schedule 13D and 13G. Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group that acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit.

A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within five business days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed within two business days. A decrease in beneficial ownership to less than five percent is per se material and must be reported.

A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). As is true under Section 16(a) of the Exchange Act, a person filing a Schedule 13D may seek to disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.

3.    Form 144. As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.